Exhibit 4.1

Advisory and Consulting Agreement Summary

Number of Shares and Options
4.1(a)	9,000,000
4.1(b)	3,000,000
4.1(c)	4,000,000
4.1(d)	100,000
4.1(e)	1,750,000
4.1(f)	5,000,000
4.1(g)	6,000,000
4.1(h)	800,000

Total	29,650,000